EXHIBIT 23.2

CONSENT OF REGISTERED INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in the Form S-8, Registration Statement under the Securities Act of 1933, as amended, of IsoRay, Inc. (formerly Century Park Pictures Corporation) (a Minnesota corporation) (File No. 333-_________) of our Report of Independent Certified Public Accountants dated October 22, 2004 related to the balance sheets of Century Park Pictures Corporation as of September 30, 2004 and 2003 and the related statements of operations and comprehensive loss, changes in shareholders' equity and cash flows for each of the years then ended, which report appears in the 2004 Annual Report on Form 10-KSB of Century Park Pictures Corporation.

/s/ S. W. Hatfield, CPA
S. W. HATFIELD, CPA
Dallas, Texas
August 18, 2005